Exhibit 10.1
TRANSITION AGREEMENT

WHEREAS, Marillyn A. Hewson (Ms. Hewson), after more than 38 years of service for Lockheed Martin Corporation (Lockheed Martin or the Corporation), has announced that she will step down from the Board of Directors and as Lockheed Martin’s Executive Chairman on March 1, 2021;

WHEREAS, Ms. Hewson has agreed to remain an employee in the position of Strategic Advisor through February 28, 2022 in order to facilitate the transition from her leadership role with the Corporation, to represent the Corporation in a variety of forums, and to do such other tasks as may be requested by the Chief Executive Officer; and

WHEREAS, the parties wish to provide for the terms of Ms. Hewson’s transition of duties with the Corporation;

NOW THEREFORE, in consideration of the mutual promises contained within this Transition Agreement (Agreement), Ms. Hewson and Lockheed Martin agree as follows:

1.Resignation of Offices: Effective March 1, 2021, Ms. Hewson shall be deemed to have resigned from her position as Executive Chairman and as a member of the Board of Directors, and as an officer or member of the board of directors of any of the Corporation’s subsidiaries or affiliates.

2.Continuation as an Employee; Duties as Strategic Advisor: From March 1, 2021 through February 28, 2022 (the Transition Period), Ms. Hewson will continue as an employee of the Corporation, with the title of “Strategic Advisor to the Chief Executive Officer.” As Strategic Advisor, she will report to the Chief Executive Officer (CEO) on all matters and will have the following specific duties: (i) continue to assist in the transition of responsibilities over the day-to-day operation of the Corporation to the CEO; (ii) provide counsel to the CEO on historic, strategic and policy issues; (iii) provide continued support to the CEO in the transition by facilitating introductions and establishing relationships with customers, members of Congress, investors and other stakeholders; (iv) represent the Corporation in a number of forums regarding issues facing the aerospace and defense industry; and (v) perform other duties at the request of the Board of Directors or the CEO, including customer and Congressional outreach and strategic and talent development.

3.Compensation: During the Transition Period, Ms. Hewson shall be entitled to the following compensation and benefits:

a.Base Salary. During her tenure as Strategic Adviser, Ms. Hewson will receive a base salary at an annual rate of $900,000, payable in accordance with the Corporation’s payroll practices.

b.Annual Incentive; Long-Term Incentive; Equity Awards. Ms. Hewson will not participate in any annual or long-term incentive programs for any performance periods beginning on or after January 1, 2021. All outstanding long-term incentive awards granted to Ms. Hewson under the Corporation’s 2011 Incentive Performance Award Plan (2011 Plan) or 2020 Incentive Performance Award Plan (2020 Plan and together with the 2011 Plan, the Plans) shall continue in effect during the Transition Period subject to the same vesting and other terms and conditions under the applicable award agreements and the Plans, with Ms. Hewson’s service during the Transition Period credited as service for all purposes thereof.

c.Security: During her tenure as Strategic Adviser, Lockheed Martin will continue to provide security to Ms. Hewson dependent upon the level of potential threat as recommended by the Corporation’s Chief Security Officer. To the extent that the security authorized under this Paragraph 3(b) is taxable to Ms. Hewson, Lockheed Martin shall reimburse Ms. Hewson for all taxes (including any Federal, state, and local income taxes, employment taxes, excise taxes, and any interest or penalties imposed with respect to such taxes as a result of action or inaction by Lockheed Martin) and an additional gross-up amount to make Ms. Hewson whole for the taxes on such reimbursement amount.

d.Employee Benefits: During her tenure as Strategic Adviser, Ms. Hewson shall continue to be eligible to participate as an employee in the savings, health, disability and life insurance benefits plans and programs in which she is currently a participant.

e.Use of Corporate Aircraft; Executive Physical; Professional Memberships: During her tenure as Strategic Adviser, Ms. Hewson will continue to have access to the Lockheed Martin corporate aircraft in accordance with Lockheed Martin’s policies for use of corporate aircraft. In addition, during the Transition Period, Ms. Hewson will continue to participate in Lockheed Martin’s Executive Physical Program and will continue to be reimbursed for her participation in professional organizations consistent with her prior roles.

4.Miscellaneous Provisions:

a.Effective Date of Agreement: This Agreement will become effective upon the date of execution by both parties.

b.Governing Law: This Agreement shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any dispute concerning this Agreement shall be determined by binding arbitration under the American Arbitration Association rules for arbitrating commercial disputes.

c.Invalidity; Unenforceability: It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible by law. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

d.Other Benefits: Nothing in this Agreement is intended to affect any of the other benefits or compensation payable to Ms. Hewson as a result of her employment with Lockheed Martin or her retirement.
e.Section 409A: With respect to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits shall not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Agreement that are taxable income to Ms. Hewson shall in no event be paid later than the end of the calendar year next following the year in which Ms. Hewson incurs the expense.

f.Performance of Duties: During her tenure as Strategic Advisor, Ms. Hewson shall perform her duties in her best judgment and in accordance with the policies, procedures and practices of the Corporation, including the Corporation’s Code of Ethics and Business Conduct. Compliance with this standard is consideration and a precondition for the payments to be made under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement this 28 day of January 2021.

LOCKHEED MARTIN CORPORATION	MARILLYN A. HEWSON

/s/ Greg Karol	/s/ Marillyn A. Hewson
Greg A. Karol	Marillyn A. Hewson
Senior Vice President, Human Resources	Executive Chairman